EXHIBIT 4.2

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE
DEBT SECURITIES INDENTURE
relating to
BRISTOW GROUP INC.
4.50% CONVERTIBLE SENIOR NOTES DUE 2023
6.25% SENIOR NOTES DUE 2022

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Agreement”), dated as of May 8, 2019 by and among Bristow Group Inc. (the “Issuer”), a Delaware corporation, and Wilmington Trust, National Association (“Wilmington Trust” or “Successor Trustee”), a national banking association duly organized and existing under the laws of the United States of America, and U.S. Bank National Association (“U.S. Bank” or “Predecessor Trustee”), a national banking association duly organized and existing under the laws of the United States of America. Defined terms used herein shall have the respective meaning ascribed thereto in the Indenture.
RECITALS
WHEREAS, there are currently 6.25% Senior Notes due 2022 (the “6.25% Senior Notes”) and 4.50% Convertible Senior Notes due 2023 (the “Convertible Notes”) outstanding under an Indenture, dated as of June 17, 2008, as amended by the First Supplemental Indenture, dated as of June 17, 2008, and as further amended by the Second Supplemental Indenture, dated as of October 1, 2012, and as further amended by the Third Supplemental Indenture, dated as of October 12, 2012, and as further amended by the Fourth Supplemental Indenture dated as of June 21, 2016, and as further amended by the Fifth Supplemental Indenture dated as of November 10, 2016, and as further amended by the Sixth Supplemental Indenture thereto dated December 18, 2017 (as so amended, the “Indenture”), by and among the Issuer, each of the guarantors and potential guarantors party thereto, and U.S. Bank National Association, as trustee,
WHEREAS, the Issuer previously appointed U.S. Bank as the trustee (the “Trustee”), registrar (the “Registrar”), paying agent (the “Paying Agent”), custodian (the “Custodian”), conversion agent (the “Conversion Agent”) and bid solicitation agent (the “Bid Solicitation Agent”) with respect to Securities issued under the Indenture,

WHEREAS, Section 2.05 of the Indenture provides that the Issuer may change any Paying Agent or Registrar without notice to any Holder,
WHEREAS, Section 7.08 of the Indenture provides that Predecessor Trustee may resign at any time upon written notice to the Issuer and Subsidiary Guarantors,
WHEREAS, Section 7.08 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall deliver a written acceptance of such appointment to the Issuer, the Subsidiary Guarantors and to the retiring Trustee, and thereupon the resignation of the retiring Trustee shall become effective and such successor Trustee shall have all rights, powers, and duties of the retiring Trustee under the Indenture,
WHEREAS, Issuer desires to appoint Successor Trustee as Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent to succeed U.S. Bank in such capacities under the Indenture, and
WHEREAS, Successor Trustee is willing to accept such appointments as successor Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture.
NOW, THEREFORE, Issuer, U.S. Bank and Wilmington Trust, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

1.	PREDECESSOR TRUSTEE
4.1Predecessor Trustee hereby represents and warrants to Successor Trustee that:

(a)
Predecessor Trustee duly executed the Indenture. To the best of Predecessor Trustee’s knowledge, the Indenture was validly and lawfully executed and delivered by the Issuer and is in full force and effect as to such Issuer, each such document remains in full force and effect as to Predecessor Trustee.

(b)
No covenant or condition contained in the Indenture has been waived by Predecessor Trustee or, to the knowledge of responsible officers of Predecessor Trustee’s corporate trust department, by the registered holders of the percentage in aggregate principal amount of the 6.25% Senior Notes or Convertible Notes required by the Indenture to effect any such waiver.

(c)
To the knowledge of responsible officers of Predecessor Trustee’s corporate trust department, there is no action, suit or proceeding pending or threatened against Predecessor Trustee before any court or any governmental authority arising out of any act or omission of Predecessor Trustee as Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture.

(d)
As of the Effective Date (as defined below) of this Agreement, Predecessor Trustee will hold no moneys or property under any Indenture and will transfer any moneys or property so held to the Successor Trustee.

(e)	Pursuant to Section 2.04 of the Indenture, Predecessor Trustee has duly authenticated and delivered $450,000,000 aggregate principal amount of 6.25% Senior Notes.

(f)	Pursuant to Section 2.04 of the Indenture, Predecessor Trustee has duly authenticated and delivered $143,750,000 aggregate principal amount of Convertible Notes.

(g)
The registers in which Predecessor Trustee has registered and transferred the 6.25% Senior Notes and the Convertible Notes accurately reflect the amount of 6.25% Senior Notes and Convertible Notes issued and outstanding and the amounts payable thereon.

(h)
Each person who so authenticated the 6.25% Senior Notes and Convertible Notes was duly elected, qualified and acting as an officer or authorized signatory of Predecessor Trustee and empowered to authenticate the 6.25% Senior Notes and the Convertible Notes at the respective times of such authentication and the signature of such person or persons appearing on such 6.25% Senior Notes and Convertible Notes is each such person’s genuine signature.

(i)
The Predecessor Trustee hereby notifies the Issuer and the Subsidiary Guarantors that the Predecessor Trustee hereby resigns as Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture.

(j)
This Agreement has been duly authorized, executed and delivered on behalf of Predecessor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by general principles of equity.

4.2Predecessor Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all rights, title and interest of Predecessor Trustee in and to the trust under the Indenture and all the rights, powers, and duties of the Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture. Predecessor Trustee, at the expense of the Issuer, shall execute and deliver all documents and instruments as may be reasonably requested by the Issuer or Successor Trustee so as to fully and certainly vest and confirm in Successor Trustee all the rights, powers, privileges and duties of Predecessor Trustee under the Indenture hereby assigned, transferred, delivered and confirmed to Successor Trustee as the Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent.

4.3Predecessor Trustee shall deliver to Successor Trustee, as of or promptly after the Effective Date hereof, all of the documents listed on Exhibit A to the extent available.

2.	ISSUER
2.1The Issuer hereby accepts the resignation of Predecessor Trustee as the Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture.
2.2The Issuer hereby appoints Successor Trustee as the Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, and duties of Predecessor Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture.
2.3The Issuer represents and warrants to Predecessor Trustee and Successor Trustee that the Issuer is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.
2.4With respect to the Indenture, the Issuer hereby represents and warrants to Predecessor Trustee and Successor Trustee that:

(a)	The Indenture has not been amended or supplemented except as set forth herein.

(b)
The Indenture was validly and lawfully executed and delivered by it and is in full force and effect and the 6.25% Senior Notes and Convertible Notes issued under the Indentures were validly issued by the Issuer.

(c)	The Indenture, the 6.25% Senior Notes and the Convertible Notes are valid and legal obligations of the Issuer.

(d)	The current outstanding principal amount of the indebtedness evidenced by the 6.25% Senior Notes is $401,535,000.00 as of October 15, 2018.

(e)	The current outstanding principal amount of the indebtedness evidenced by the Convertible Notes is $143,750,000.00 as of December 1, 2018.

(f)	All interest due on the 6.25% Senior Notes has been paid to October 15, 2018. The Issuer failed to make the interest payment on the 6.25% Senior Notes due on April 15, 2019.

(g)	All interest due on the Convertible Notes has been paid to December 1, 2018.

(h)
No covenant or condition contained in the Indenture has been waived by it or the Subsidiary Guarantors or, to its knowledge, by the registered holders of the percentage in aggregate principal amount of the applicable 6.25% Senior Notes and Convertible Notes required by the Indenture to effect any such waiver.

(i)
There is no action, suit or proceeding pending or, to its knowledge, threatened against it or the Subsidiary Guarantors before any court or any governmental authority arising out of its actions or omissions or the actions or omissions of any Subsidiary Guarantors.

(j)
This Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent transfer, fraudulent conveyance or other similar laws, if any, affecting the enforcement of creditors’ rights generally, and by general principles of equity.

(k)
All conditions precedent requiring action by the Issuer relating to the appointment of Wilmington Trust, National Association, as successor Trustee, Paying Agent, Registrar, Custodian, Conversion Agent and Bid     Solicitation Agent, under the Indenture and governing documents, have been complied with by the Issuer.

(l)	Notice of the resignation of Predecessor Trustee and the appointment of Successor Trustee pursuant to this Agreement has been provided to the Subsidiary Guarantors.
2.5Except as otherwise expressly provided hereunder, nothing in this Agreement shall operate as or be deemed a waiver by the Issuer of any right, power, privilege, claim or argument under or in connection with the Indenture or applicable law or an admission in connection therewith, and all rights, powers, privileges, claims or arguments of the Issuer in connection with the Indenture.

3.	SUCCESSOR TRUSTEE
4.1Successor Trustee hereby represents and warrants to Predecessor Trustee and to the Issuer that:

(a)	Successor Trustee is not disqualified under the provisions of Section 7.10 of the Indenture and is eligible under the provisions of Section 7.10 of the Indenture to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
4.2Successor Trustee hereby accepts, as of the Effective Date, its appointment as successor Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture and accepts the rights, powers, and duties of Predecessor Trustee as the Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture, upon the terms and conditions set forth therein.
4.3References in the Indenture to “corporate trust office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at Wilmington Trust, N.A., Suite 1290, 50 South Sixth Street, Minneapolis, MN 55402, attention Peter Finkel, Vice President.
4.4Promptly after the Effective Date of this Agreement, the Successor Trustee shall, at the Issuer’s expense, cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to holders of the 6.25% Senior Notes and the holders of the Convertible Notes.

4.	MISCELLANEOUS
4.1Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
4.2This Agreement, the resignation of U.S. Bank in its capacity as Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture, the Issuer’s appointment, and Wilmington Trust’s acceptance of its appointment as successor Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture shall be effective as of the opening of business on May 8, 2019 (the “Effective Date”); provided, however, that the resignation of the Predecessor Trustee as Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent and appointment of Successor Trustee solely as Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent shall be effective as of the close of business ten (10) business days after the Effective Date.

4.3This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Predecessor Trustee may have incurred in connection with its serving as the Trustee, Paying Agent, Registrar, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture, or an assumption by Successor Trustee of any liability of Predecessor Trustee arising out of a breach by Predecessor Trustee prior to its resignation of its duties under the Indenture. The parties hereto agree that the Successor Trustee shall bear no responsibility or liability for (i) any actions taken or omitted to be taken by Predecessor Trustee while it served as the Predecessor Trustee, Paying Agent, Registrar, Custodian, Conversion Agent or Bid Solicitation Agent under the Indenture or (ii) any event, circumstance, condition or action existing prior to the Effective Date, with respect to the Indenture (other than actions of Successor Trustee that precede the Effective Date), or the transactions contemplated thereby. The parties hereto agree that U.S. Bank, in its individual capacity and in its capacity as Predecessor Trustee, shall bear no responsibility or liability for any actions taken or omitted to be taken by Wilmington Trust as Successor Trustee, Paying Agent, Registrar, Custodian, Conversion Agent and Bid Solicitation Agent under the Indenture, for any event, circumstance, condition or action existing on or after the Effective Date, with respect to the Indenture or the transactions contemplated thereby.
4.4Notwithstanding the resignation of Predecessor Trustee effected hereby, the Issuer shall remain obligated under Section 7.07 of the Indenture to compensate, reimburse and indemnify Predecessor Trustee for its prior trusteeship under the Indenture, and to hold Predecessor Trustee in each of its capacities as Trustee, Paying Agent, Registrar, Custodian, Conversion Agent and Bid Solicitation Agent harmless against any loss, liability or expense incurred without willful misconduct, negligence or bad faith on the part of Predecessor Trustee, and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture, which obligations shall survive the execution hereof.
4.5The Issuer acknowledges that Predecessor Trustee (and its agents and counsel) may have accrued but unpaid (i) compensation for services rendered in one or more of its capacities as Predecessor Trustee, Paying Agent, Registrar, Custodian, Conversion Agent and Bid Solicitation Agent (or as agent or counsel to the Predecessor Trustee in any such capacities), including but not limited to with respect to the drafting and negotiation of this Agreement, and (ii) disbursements, advances and expenses incurred or made by Predecessor Trustee (and its agents and counsel) for which it remains obligated under Section 7.07 of the Indenture. This Agreement does not waive or assign Predecessor Trustee’s right to compensation, reimbursement of expenses, advancement or indemnity to which it is or may be entitled pursuant to the Indenture.

4.6Notwithstanding any other provision of this Agreement, the Predecessor Trustee’s charging lien and priority of payment rights are reserved to the extent necessary for the Predecessor Trustee to obtain payment of such compensation or reimbursement of such disbursements, advances and expenses described in Section 4.5 herein. In addition, the Successor Trustee shall reasonably exercise its priority of payment, charging lien rights, and any adequate protection rights, to obtain payment of the Predecessor Trustee’s outstanding fees and expenses described in Section 4.5 herein.
4.7The Issuer acknowledges and agrees that the indemnities provided for under Section 7.07 of the applicable Indenture extend to the Successor Trustee’s acceptance of its duties as Trustee, Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent hereunder, and the Issuer shall, to the fullest extent provided in the Indentures and in accordance therewith, indemnify the Successor Trustee and hold the Successor Trustee (a) in each of its capacities as Trustee, Paying Agent, Registrar, Custodian, Conversion Agent and Bid Solicitation Agent harmless against any loss, liability or expense incurred without willful misconduct, negligence or bad faith on the part of Successor Trustee, and in each case, for any event, circumstance, condition or action with respect to the Indenture or the transactions contemplated thereby, as applicable.
4.8The parties hereto agree, at the Issuer’s expense, to take reasonable action to confirm, evidence and perfect Successor Trustee’s rights in, or with respect to, the Indenture and all transaction documents relating thereto.
4.9This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
4.10This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission by the parties hereto shall constitute (i) effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes and (ii) compliance by the respective parties hereto with the notice requirements of Section 11.02 of the Indenture and the execution and delivery requirements of Sections 2.05 and 7.08 of the Indenture. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
4.11The Issuer acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Issuer agrees that it will provide Successor Trustee with such information as it may reasonably request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

4.12This Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.
4.13Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:
If to the Issuer:

Bristow Group Inc.
2103 City West Blvd
4th Floor
Houston, Texas 77042
Attn: General Counsel
Email: notices@bristowgroup.com
Facsimile: (713) 267-7620

If to Successor Trustee:
Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Peter Finkel, Vice President
Email: pfinkel@wilmingtontrust.com

With a copy to:

Douglas E. Spelfogel, Esquire
Foley & Lardner LLP
90 Park Avenue
New York, New York 10016
Email: dspelfogel@foley.com

and

Harold Kaplan, Esquire
Foley & Lardner LLP
321 N. Clark Street, Suite 2800
Chicago, Illinois 60654
Email: hkaplan@foley.com

If to Predecessor Trustee:
U.S. Bank National Association
Global Corporate Trust
60 Livingston Avenue
St. Paul; Minnesota 55107
Attention: Barry Ihrke, Vice President
Email: barry.irhke@usbank.com
With a copy to:
Kathleen M. LaManna, Esquire
Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103
Email: klamanna@goodwin.com

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Appointment and Acceptance to be duly executed, all as of the day and year first above written.

BRISTOW GROUP INC., as Issuer By: /s/ Geoffrey L. Carpenter Name: Geoffrey L. Carpenter Title: Vice President and Treasurer
U.S. Bank National Association,
as Predecessor Trustee and Resigning Paying Agent, and Resigning Registrar, Resigning Notes Custodian, Resigning Conversion Agent and Resigning Bid Solicitation Agent

By:     /s/ Barry Ihrke
Name:    Barry Ihrke
Title:    Vice President

Wilmington Trust, National Association
as Successor Trustee and Successor Paying Agent, Successor Registrar, Successor Notes Custodian, Successor Conversion Agent and Successor Bid Solicitation Agent

By:     /s/ Peter Finkel
Name:    Peter Finkel
Title:    Vice President, CorporateTrust

[Signature Page to Agreement of Resignation, Appointment and Acceptance]

EXHIBIT A
(Documents, to the extent available, to be delivered to Successor Trustee)
1.Executed copy of the Indenture, including amendments and supplemental indentures thereto.
2.Copy of the most recent compliance certificate, if any, delivered pursuant to Section 4.04 of the Indenture.
3.Most recent certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders), under the Indenture.
4.Copies of any official notices sent by Predecessor Trustee to Holders of any of the 6.25% Senior Notes or Convertible Notes pursuant to the terms of the Indenture during the past twelve months.
5.Copies of any notices, certificates, or other documents sent by any Holder to Predecessor Trustee pursuant to the terms of the Indenture; provided, however, that nothing herein shall require Predecessor Trustee to conduct a search for electronic mail communications or correspondence.
6.Any global security in the possession of U.S. Bank.

[Signature Page to Agreement of Resignation, Appointment and Acceptance]

Exhibit 4.2
EXHIBIT B
[LETTERHEAD OF SUCCESSOR TRUSTEE]
NOTICE OF RESIGNATION OF TRUSTEE, AND APPOINTMENT AND ACCEPTANCE OF SUCCESSOR TRUSTEE
TO HOLDERS OF
BRISTOW GROUP INC.
6.25% SENIOR NOTES DUE 2022

CUSIP Nos. _____________

BRISTOW GROUP INC.
4.50% CONVERTIBLE NOTES DUE 2023

CUSIP No.

NOTICE OF RESIGNATION, APPOINTMENT, AND ACCEPTANCE
Reference is made to the following indenture:1

(i)
the Indenture, dated as of June 17, 2008, by and among Bristow Group Inc., as issuer (“Bristow”), the guarantors party thereto, and U.S. Bank National Association, as trustee (as amended or supplemented, pursuant to which Bristow issued $450,000,000 principal amount of 6.25% Senior Notes due 2022 and issued $143,750,000 principal amount of Convertible Notes due 2023;

You are hereby notified that pursuant to Sections 2.05 and 7.08 of the Indenture, and related documents, U.S. Bank National Association (“U.S. Bank”) has resigned as Trustee, Paying Agent, and Registrar, and as the custodian with respect to the global notes issued under the Indentures (the “Custodian”), Conversion Agent and Bid Solicitation Agent. The Issuer has accepted U.S. Bank’s resignation and appointed Wilmington Trust, National Association as the successor Trustee, successor Paying Agent, successor Registrar, successor Custodian, successor Conversion Agent and successor Bid Solicitation Agent under the Indenture and the related documents. The address of the corporate trust office of Wilmington Trust is: Wilmington Trust, N.A., Att. Peter Finkel, Vice President, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402.

_____________________________
Capitalized terms have the meanings ascribed to such terms in the Indenture.
U.S. Bank’s resignation as Trustee, and the appointment and acceptance of Wilmington Trust, National Association as the successor Trustee, became effective as of the opening of business on May 8, 2019. The resignation of U.S. Bank as Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent and appointment of Wilmington Trust, National Association as Registrar, Paying Agent, Custodian, Conversion Agent and Bid Solicitation Agent shall be effective as of the opening of business on __________, 2019.
Wilmington Trust, National Association,
[Date]
As Successor Trustee